Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Adorbs Inc.

We consent to the use of our report dated January 17, 2018 with respect to the financial statements of Adorbs Inc. as of December 31, 2017 and the related statements of operations, shareholders’ deficit and cash flows for the period then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

February 19, 2018

/S/ Michael Gillespie & Associates, PLLC